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[LOGO] Diametrics
       Medical
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       2658 Patton Road  Saint Paul MN  55113-1136 USA  Phone: 651/639.8035
       Fax: 651/639.8549



Contacts:

Lippert/Heilshorn & Associates                          Diametrics Medical, Inc.
David Barnard (david@lhai-sf.com)                       Larry Betterley, CFO
Bruce Voss (bvoss@lhai.com)                             (651) 639-8035
(415) 433-3777 / (310) 691-7100

                   Diametrics Medical Pursues New Relationship
                                  with Philips

ST. PAUL, Minn., August 1, 2002 - Diametrics Medical, Inc. (Nasdaq: DMED) announced today that, as expected, Philips Medical Systems has given notice that it will not extend the current global exclusive distribution agreement between the two companies. This contract was subject to renewal by Philips on or before July 31, 2002, and it will now expire on October 31, 2002.

Diametrics and Philips are continuing discussions to create a new relationship under more beneficial terms for both companies. "As stated during our second quarter results' conference call last week, we believe the extension of the existing agreement is not in our mutual interests," said Andre de Bruin, Diametrics' Chairman and interim CEO. "We expect to forge a new relationship with Philips over the next several months that better serves the interests of both parties, and we are presently engaged in active discussions to that end."

"Diametrics' technology and products have significant potential in the critical care market space, and we are confident that a continuing relationship with Philips and other new corporate partnership opportunities will enable us to better realize this value over time," added de Bruin.

About Diametrics Medical
Diametrics Medical is a leader in critical care technology. The company is dedicated to creating solutions that improve the quality of healthcare delivery through products and services that provide immediate, accurate and cost-effective time critical blood and tissue diagnostics. Primary products include the IRMA(R)SL point-of-care blood analysis system; the Trendcare(R) continuous blood gas monitoring system, including Paratrend(R) and Neotrend(R) for use with adult, pediatric and neonatal patients; the Neurotrend(R) cerebral tissue monitoring system; and the Integrated Data Management System. Additional information is available at the company's Web site, www.diametrics.com.

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Statements regarding the company's expectations about new and existing products, future partnership relationships and financial performance and other forward looking statements are subject to various risks and uncertainties, including, without limitation, demand and acceptance of new and existing products, technology advances and product obsolescence, competitive factors, and the availability of capital to finance growth. These and other risks are discussed in greater detail in the company's filings with the Securities and Exchange Commission.

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